Exhibit 10.4

                     HOME FEDERAL SAVINGS & LOAN ASSOCIATION
                               AMENDED & RESTATED
                      DIRECTOR INDEXED RETIREMENT AGREEMENT


         THIS DIRECTOR INDEXED RETIREMENT AGREEMENT (the "Agreement") is made this _________ day of _________________ 2004, by and between HOME FEDERAL SAVINGS & LOAN ASSOCIATION, a nationally-chartered savings and loan association located in Nampa, Idaho (the "Bank"), and _________________ (the "Director").

         On _________________, the Bank and the Director entered into the Home Federal Savings & Loan Association Director Indexed Retirement Agreement (the "Prior Agreement"). This Agreement amends and restates the Prior Agreement, and any amendments thereto, in its entirety.

         To attract, retain and reward quality directors and to provide a potentially higher level of retirement income, the Bank is willing to provide the Director with this Director Indexed Retirement Agreement. The Bank will pay the benefits from its general assets.

         The Director and the Bank agree as follows:


                                    Article 1
                                   Definitions

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:


1.1 "Adjustment Rate" shall mean the figure equal to one minus the Bank's highest marginal tax rate for the current calendar year.

1.2      "Board" means the board of directors of the Holding Company.

1.3      "Change of Control" means

         (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Holding Company or any person (as hereinafter defined) acting on behalf of the Holding Company as underwriter pursuant to an offering who is temporarily holding securities in connections with such offering, any trustee or other fiduciary holding


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                  securities under an employee benefit plan of the Holding
                  Company, or any corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficiary owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities;

         (ii) Individuals who are members of the Board on the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Holding Company's stockholders was approved by the nominating committee serving under an Incumbent Board or who as appointed as a result of a change at the direction of the OTS or the FDIC, shall be considered a member of the Incumbent Board;

         (iii) The stockholders of the Holding Company approve a merger or consolidation of the Holding Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Holding Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Holding Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Holding Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Holding Company's then outstanding securities; or

         (iv) The stockholders of the Holding Company approve a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of the Holding Company's assets (or any transaction having a similar effect); provided that the term "Change of Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Holding Company or a change in the composition of the Board at the direction of the OTS or the FDIC.

         Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred in the event of a conversion of the Holding Company's mutual holding company to stock form or in connection with any reorganization or action used to effect such conversion.

1.4 "Commencement Date" means the date the conversion of the Bank from the mutual to stock form of organization is completed.


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1.5      "Holding Company" means Home Federal Bancorp, Inc.

1.6      "Normal Retirement Age" means the Director's 72nd birthday.

1.7 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

1.8 "Plan Year" means each fiscal year from October 1 through September 30. In the year of implementation, it shall commence with the effective date of this Agreement and end September 30, 2001.

1.9 "Retirement Account" means the account maintained on the books of the Bank as described in Section 2.2.

1.10 "Simulated Investments" mean investments specified by the Bank for use in measuring the Retirement Benefit. Subject to Article 2, the Bank can change the Simulated Investments only with the Director's written agreement. The Simulated Investments shall be of equal initial amounts.

1.11 "Simulated Investment Earnings" means the after-tax rate of return on a Simulated Investment. If the Simulated Investment is a life insurance policy, the Simulated Investment Earnings shall track cash surrender value and not include receipt of the policy's death benefit.

1.12 "Termination of Service" means the Director ceases to be a member of the Bank's Board of Directors for any reason whatsoever other than death.

1.13 "Years of Service" means the number of years the Director has served as a member of the Bank's Board of Directors.


                                    Article 2
                               Retirement Account


2.1 Simulated Investments. The Bank shall establish two Simulated Investments in the amount of $______ as of December 28, 2002, as follows:


         2.1.1 Simulated Investment Number One shall track the cash surrender value of a specified life insurance policy(s) as described in Appendix A.

         2.1.2 Simulated Investment Number Two shall track the value of a simulated investment account comprised of both principal and accumulated net after-tax interest

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                  earnings. Pre-tax interest earnings shall be based on the
                  lowest yield on the one-year constant maturity for Treasuries (referred to as the CMT Index) as of September 1 during each Plan Year. This rate may be adjusted periodically as determined by the Board. Simulated Investment Number Two assumes the income tax rate to be the Bank's highest marginal tax rate for the current fiscal year, and assumes that interest (net of tax) shall be compounded on an annual basis at the end of each Plan Year.

2.2 Retirement Account. The Bank shall establish a Retirement Account on its books for the Director. The Retirement Account balance during the pre-termination period is determined by subtracting the value of Simulated Investment Number Two from the value of Simulated Investment Number One and dividing the difference by the Adjustment Rate. The Retirement Account subsequent to the Termination Date is reduced by payments of the Primary Normal Retirement Benefit under Section 3.1.1.

2.3 Statement of Accounts. The Bank shall provide to the Director, within 60 days after each Plan Year, a statement setting forth the Retirement Account balance.

2.4 Accounting Device Only. The Retirement Account and Simulated Investments are solely devices for measuring amounts to be paid under this Agreement. They are not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere Bank promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.


                                    Article 3
                                Normal Retirement


3.1      Normal Retirement Benefit. Subject to the general limitations of
         Article 8, upon reaching the Normal Retirement Date while a member of the Bank's Board of Directors, the Director shall be entitled to both the primary and secondary benefits described in Sections 3.1.1 and 3.1.2.

3.1.1 Primary Normal Retirement Benefit. Commencing on the Director's Normal Retirement Date, the Bank shall pay a Primary Normal Retirement Benefit to the Director which is equal to the Director's Retirement Account balance as of the Plan Year ending immediately preceding the Director's Normal Retirement Date. The Primary Normal Retirement Benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payment period), commencing on the first day of the month following the Director's Termination of Service.

3.1.2 Secondary Normal Retirement Benefit. Within 60 days following the end of the Plan Year following the Director's Normal Retirement Date, and continuing until the Director's


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         death, the Bank shall pay a Secondary Normal Retirement Benefit to the
         Director. The Secondary Normal Retirement Benefit shall be paid annually in an amount calculated as follows:


     After-tax earnings for the Plan Year on Simulated Investment Number One
                                    minus the
After-tax interest earnings for the Plan Year on Simulated Investment Number Two
                                 divided by the
                                Adjustment Rate.

         Earnings on Simulated Investment Number One will be equal to the increase in the cash surrender value of the life insurance policy described in Appendix A increased by any loans or withdrawals from the policy during the Plan Year and reduced by any premium payments during the Plan Year. For purposes of calculating the after-tax earnings on Simulated Investment Number One, the income tax rate is assumed to be 0% and that earnings are compounded on an annual basis at the end of each Plan Year. Interest earnings on Simulated Investment Number Two shall be determined pursuant to the method set forth in Section 2.1 hereof.

                                    Article 4
                          Early Termination of Service


         Upon Termination of Service which does not result from Early Retirement, Disability or Change of Control, and is prior to the Normal Retirement Age, the Bank shall pay to the Director the amount currently accrued for the Primary Normal Retirement Benefit described in Section 3.1.1 at Termination of Service. Payment of the Primary Normal Retirement Benefit shall be based on the Director's Retirement Account balance as of the end of the Plan Year immediately preceding the Director's Termination of Service. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Termination of Service. If the Director has completed 10 Years of Service, the Director shall also receive the amount of the Secondary Normal Retirement Benefit described in 3.1.2. Payment of the Secondary Normal Retirement Benefit shall be calculated in accordance with
Section 3.1.2 and shall be paid annually, continuing for 10 years (without adjustment for interest earnings during the payout period). The Secondary Normal Retirement Benefit shall commence on the first day of the month following the Director's Normal Retirement Age.


                                    Article 5
                                Early Retirement


         Upon retirement after completing 10 Years of Service, the Bank shall pay to the Director the amount currently accrued for the Primary Normal Retirement Benefit described in Section 3.1.1, and the amount of the Secondary Normal Retirement Benefit described in 3.1.2. Payment of the Primary Normal Retirement Benefit shall be based on the Director's Retirement Account balance as of the end of the Plan Year immediately preceding the Director's


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Termination of Service. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Normal Retirement Age. Payment of the Secondary Normal Retirement Benefit shall be calculated in accordance with Section 3.1.2 and shall be paid annually, continuing for 10 years (without adjustment for interest earnings during the payout period). The Secondary Normal Retirement Benefit shall commence on the first day of the month following the Director's Normal Retirement Age.

                                    Article 6
                                   Disability


         If the Director terminates service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Director the amount currently accrued for the Primary Normal Retirement Benefit described in Section 3.1.1, and the amount of the Secondary Normal Retirement Benefit described in 3.1.2. Payment of the Primary Normal Retirement Benefit shall be based on the Director's Retirement Account balance as of the end of the Plan Year immediately preceding the Director's Termination of Service. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Termination of Service. Payment of the Secondary Normal Retirement Benefit shall be calculated in accordance with Section 3.1.2 and shall be paid annually, continuing for 10 years (without adjustment for interest earnings during the payout period). The Secondary Normal Retirement Benefit shall commence on the first day of the month following the Director's Normal Retirement Age.


                                    Article 7
                                Change of Control


         If the Director is a member of the Board at the date of a Change of Control, and the Director experiences a Termination of Service within twenty-four (24) months of the effective time of the Change of Control, the Bank shall pay to the Director the Primary and Secondary benefits described in Sections 3.1.1 and 3.1.2 whether or not the Director has reached Normal Retirement Age. The benefit shall be paid over 10 years in 120 equal monthly installments (without adjustment for interest earnings during the payout period), commencing on the first day of the month following the Director's Termination of Service.

         Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Director, would cause any amount to be nondeductible by the Holding Company or any of the Consolidated Subsidiaries for federal income tax purposes pursuant to or by reason of Section 280G of the Code, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Director without causing


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any amount to become nondeductible pursuant to or by reason of Section 280G of the Code. For this purpose, the term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Holding Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Code, without regard to subsection (b) thereof) that includes Home Federal Bank, including but not limited to the Holding Company


                                    Article 8
                                 Death Benefits


         Upon the Director's death prior to termination of this Agreement, the Bank shall pay to the Director's beneficiary a benefit equal to the Retirement Account balance as of the Plan Year immediately preceding the Director's death. The Bank shall pay the benefit to the beneficiary in a lump sum within 60 days following the Director's death.


                                    Article 9
                                  Beneficiaries


9.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Bank during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

9.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.


                                   Article 10
                               General Limitations


         Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Bank.


                                   Article 11
                          Claims and Review Procedures

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11.1     Claims Procedure. A Director or beneficiary ("claimant") who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

         11.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

         11.1.2 Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

         11.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a)      The specific reasons for the denial,
                  (b)      A reference to the specific provisions of this
                           Agreement on which the denial is based,
                  (c)      A description of any additional information or
                           material necessary for the claimant to perfect the claim and an explanation of why it is needed, and
                  (d) An explanation of this Agreement's review procedures and the time limits applicable to such procedures.

11.2     Review Procedure. If the Bank denies part or all of the


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         claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

         11.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

         11.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.

         11.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

         11.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

         11.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a)      The specific reasons for the denial,
                  (b) A reference to the specific provisions of this Agreement on which the denial is based, and


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                  (c)      A statement that the claimant is entitled to receive,
                           upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.


                                   Article 12
                           Amendments and Termination


         Except for rate adjustments by the Board of Directors pursuant to
Section 2.1.2 above, this Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director.


                                   Article 13
                                  Miscellaneous


13.1 Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

13.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Bank, nor does it interfere with the shareholder's right to replace the Director. It also does not require the Director to remain in the service of the Bank nor interfere with the Director's right to terminate service at any time.


13.3 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Idaho except to the extent preempted by the laws of the United States of America.


13.4 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank.


13.5 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.


13.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

13.7 Unfunded Arrangement. The Director is a general unsecured creditor of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's


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         life or any other asset held in connection with this Agreement is a general asset of the Bank to which the Director has no preferred or secured claim.

13.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

13.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:


         (a)      Interpreting the provisions of the Agreement;

         (b) Establishing and revising the method of accounting for the Agreement;

         (c)      Maintaining a record of benefit payments; and

         (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.


13.10 Actions of the Bank. All determinations, interpretations, rules, and decisions of the Bank shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

13.11 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.


        IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have signed this Agreement.

DIRECTOR:                                COMPANY:


                                         HOME FEDERAL SAVINGS & LOAN ASSOCIATION

                                         By:
                                            ------------------------------------
----------------------------             Title:
                                               ---------------------------------

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